EXHIBIT 99(B)
ANNUAL REPORT

-------------------------
GE INSTITUTIONAL FUNDS
INTERNATIONAL EQUITY FUND

------------------------------------------------------------------------------
Like all mutual funds, the Fund's shares have not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

[GE LOGO OMITTED]
WE BRING GOOD THINGS TO LIFE.

                                      GE INSTITUTIONAL INTERNATIONAL EQUITY FUND
--------------------------------------------------------------------------------

UNDERSTANDING YOUR REPORT
--------------------------------------------------------------------------------

REVIEW OF PERFORMANCE AND SCHEDULE OF INVESTMENTS
   Portfolio Managers' Q&A and Schedule
     of Investments ...................................1

   NOTES TO PERFORMANCE AND NOTES TO
     SCHEDULES OF INVESTMENTS .........................6

FINANCIAL STATEMENTS

     Financial Highlights..............................7

     Statement of Assets and Liabilities,
       Operations, and Changes in Net Assets ..........9

NOTES
     Notes to Financial Statements....................11

REPORT OF INDEPENDENT ACCOUNTANTS.....................15

INVESTMENT TEAM........................INSIDE BACK COVER


This report has been prepared for shareholders and may be distributed to others only if preceded or accompanied by a current prospectus.

                                                       INTERNATIONAL EQUITY FUND
--------------------------------------------------------------------------------
Q&A

RALPH LAYMAN MANAGES THE INTERNATIONAL EQUITY INVESTMENT PROCESS AT GE INVESTMENTS. TOTAL ASSETS UNDER HIS MANAGEMENT EXCEED $12 BILLION. HE LEADS A TEAM OF PORTFOLIO MANAGERS FOR THE INTERNATIONAL EQUITY FUND. PRIOR TO JOINING GE INVESTMENTS IN 1991, RALPH WAS EXECUTIVE VICE PRESIDENT, PARTNER AND PORTFOLIO MANAGER OF INTERNATIONAL EQUITY OPERATIONS AT NORTHERN CAPITAL MANAGEMENT. PREVIOUSLY, HE WAS A VICE PRESIDENT AND PORTFOLIO MANAGER AT TEMPLETON INVESTMENT COUNSEL, INC. HE WAS INSTRUMENTAL IN FORMING TEMPLETON'S EMERGING MARKETS FUND, THE FIRST LISTED EMERGING MARKETS EQUITY FUND IN THE U.S. RALPH IS A TRUSTEE OF THE GE PENSION TRUST, AND GE'S EMPLOYEE SAVINGS PROGRAM, AND SERVES ON THE GE INVESTMENTS' ASSET ALLOCATION COMMITTEE. HE IS A CHARTERED FINANCIAL ANALYST, A CHARTER MEMBER OF THE INTERNATIONAL SOCIETY OF SECURITY ANALYSTS AND A MEMBER OF THE NEW YORK SOCIETY OF SECURITY ANALYSTS. RALPH IS A GRADUATE OF THE UNIVERSITY OF WISCONSIN WITH A B.S. IN ECONOMICS AND A M.S. IN FINANCE.

Q. HOW DID THE INTERNATIONAL EQUITY FUND PERFORM COMPARED TO ITS BENCHMARK FOR THE ONE-YEAR PERIOD ENDED SEPTEMBER 30, 1999?
A. The International Equity Fund posted a return of 29.50% for the one-year period ended September 30, 1999. For the same period the MSCI EAFE Index rose 30.95%.

Q.   WHAT FACTORS CONTRIBUTED TO THE FUND'S PERFORMANCE?
A. At the start of the period in October 1998, the fund had a significantly underweight position in Japan of 5.0% compared with the 20.4% weight in the MSCI EAFE Index. With the Japanese index surging 77.4% during this period, the underweighting has severely hindered performance. This was compensated by good stock selection around the world, primarily in Europe. By September our Japanese weighting had increased to 12.1% as we found more companies restructuring as the year progressed, meeting our investment criteria of cash earnings growth exceeding the price to cash earnings.

     Top performance contributors were telecoms equipment manufacturer, Nokia of Finland, cellular telecoms operator, Mannesmann of Germany, the Taiwanese semiconductor manufacturer Taiwan Semiconductor, and the British engineering company Invensys.

Q.   WHAT CHANGES HAVE YOU MADE IN THE FUND RECENTLY BASED ON CURRENT MARKET
     EVENTS?
A. During the last several months, a number of Japanese companies announced restructuring plans. After extensive research and analysis, we found a few companies where the increase in cash flows is accompanied by reasonable valuations. As a result, we increased our exposure to the Japanese market by starting new positions in Asahi Bank, Fuji Bank, Fujitsu and Asahi Chemical. Other new investments include the French utility company Vivendi and the German engineering company Metallgesellschaft.

Q.   WHAT IS YOUR OUTLOOK FOR THE FUND?
A. The economic environment in Europe has slowed somewhat since the beginning of the year, with Gross Domestic Product growth forecasts for 1999 being in the 1.5% to 2.0% range, compared with 2.5% to 3.0% range earlier this year. Economies are expected to improve in 2000, as the benefits of the introduction of the Euro, lower interest rates and the recent deregulatory changes take effect. In addition, there has been a very high level of corporate merger activity which will lead to improvements in efficiencies and higher margins. So far, the merger and acquisition activity has been mainly within countries, we expect there will be more cross border activity in the future.

     Europe is not the only region of the world to experience a high level of corporate merger and acquisition activity. Japan is also experiencing mergers, the high profile ones have been between banks and other financial companies, within the chemical sector and also in the car manufacturing sector with the link between Renault of France and Nissan. With profitability within corporate Japan being so poor, we anticipate that there will be further corporate link-ups in the future, especially as the Japanese government introduces legislation which will break down some of the barriers which have previously deterred such restructuring. This should lead to corporate managements' becoming more profit oriented and shareholder friendly. However, corporate Japan is at the start of a restructuring period. When assessing restructuring progress, heavy skepticism needs to be applied to wean out the winners from the losers.

                                                       INTERNATIONAL EQUITY FUND
--------------------------------------------------------------------------------
                          COMPARISON OF CHANGE IN VALUE
                            OF A $10,000 INVESTMENT
--------------------------------------------------------------------------------
                              [LINE GRAPH OMITTED]
                 International Equity Fund         MSCI EAFE
                 -------------------------         ---------

11/25/97            $   10,000.00               $   10,000.00
  12/97                 10,266.29                   10,207.24
   3/98                 12,027.37                   11,708.71
   6/98                 12,237.50                   11,833.11
   9/98                 10,066.17                   10,151.26
  12/98                 12,044.22                   12,248.56
   3/99                 12,472.13                   12,419.00
   6/99                 12,847.86                   12,734.62
   9/99                 13,035.72                   13,293.48



--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                    FOR THE PERIODS ENDED SEPTEMBER 30, 1999
--------------------------------------------------------------------------------
                                 ONE    SINCE
                                YEAR  INCEPTION      COMMENCEMENT
--------------------------------------------------------------------------------
International Equity Fund       29.50%   15.41%        11/25/97
--------------------------------------------------------------------------------
MSCI EAFE                       30.95%   16.64%
--------------------------------------------------------------------------------

                               INVESTMENT PROFILE
  A mutual fund designed for investors who seek long-term growth of capital by investing primarily in foreign equity securities.

--------------------------------------------------------------------------------
                              REGIONAL ALLOCATION
                            AS OF SEPTEMBER 30, 1999

                               [PIE GRAPH OMITTED]
                                  EUROPE 70.8%
                                   JAPAN 12.1%
                               OTHER REGIONS 8.0%
                                PACIFIC RIM 7.9%
                                CASH & OTHER 1.2%

--------------------------------------------------------------------------------
                            TOP TEN LARGEST HOLDINGS
                             AT SEPTEMBER 30, 1999
--------------------------------------------------------------------------------
Mannesmann AG              3.09%
--------------------------------------------------------------------------------
AXA-UAP                    2.44%
--------------------------------------------------------------------------------
Taiwan Semiconductor
   Manufacturing Co        2.36%
--------------------------------------------------------------------------------
ING Groep N.V.             2.32%
--------------------------------------------------------------------------------
Total S.A.                 2.28%
--------------------------------------------------------------------------------
Preussag AG                2.01%
--------------------------------------------------------------------------------
Autoliv Inc. SDR           1.83%
--------------------------------------------------------------------------------
Invensys PLC               1.70%
--------------------------------------------------------------------------------
Schneider S.A.             1.63%
--------------------------------------------------------------------------------
Telefonica S.A.            1.62%
--------------------------------------------------------------------------------

                            SEE NOTES TO PERFORMANCE.
              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.
                                                                   2

                                      SCHEDULE OF INVESTMENTS SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

                            INTERNATIONAL EQUITY FUND

                                     NUMBER
                                    OF SHARES       VALUE
-------------------------------------------------------------
COMMON STOCK -- 98.5%
-------------------------------------------------------------
AUSTRALIA -- 2.1%
Brambles Industries Ltd...........   110,608  $   3,203,486
Cable & Wireless Optus Ltd........   432,189        930,968(a)
                                                  4,134,454

AUSTRIA -- 0.4%
VA Technologie AG.................     9,162        735,451

BRAZIL -- 0.4%
Uniao de Bancos Brasilieros
   S.A. GDR ......................    40,839        722,340

CANADA -- 2.1%
Celestica Inc.....................    19,453        958,266(a)
CGI Group Inc. (Class A)..........    55,051      1,086,558(a)
Clarica Life Insurance Co.........    28,012        421,333(a)
Nortel Networks Corp..............    32,871      1,676,421
                                                  4,142,578

DENMARK -- 1.2%
Novo-Nordisk AS (Series B)........    20,441      2,428,958

FINLAND -- 3.1%
Helsingin Puhelin Oyj.............     2,168         91,813
Merita PLC (Series A).............   269,405      1,513,566
Nokia Oyj (Series A)..............    22,323      1,997,608
Pohjola Group Insurance Corp.
   (Series B) ....................    11,222        531,364
Sampo Insurance Co. Ltd. (Series A)   61,001      2,025,132
                                                  6,159,483
[ICON OMITTED] FRANCE -- 19.9%
Aerospatiale Matra (Regd.)........    50,855      1,078,998(a)
Alstom............................    93,742      3,130,033(a)
AXA-UAP...........................    38,176      4,825,793
Cap Gemini S.A....................    20,319      3,199,822
Carrefour S.A.....................    18,078      2,891,153
Coflexip S.A. ADR.................    29,722      1,419,225
Elf Aquitaine S.A. ADR............     5,628        982,109
Lagardere S.C.A...................    64,010      2,655,601
Lyonnaise Des Eaux S.A............    10,406      1,683,020
Michelin CGDE (Regd.) (Class B)...    58,332      2,750,859
Rhone-Poulenc S.A. (Class A)......    53,339      2,752,634
Schneider S.A.....................    44,252      3,234,830
Societe Generale..................     8,912      1,834,923
STMicroelectronics N.V............    21,459      1,671,408
Total S.A. (Class B)..............    35,997      4,519,705
Vivendi...........................    10,758        754,933
                                                 39,385,046

                                     NUMBER
                                    OF SHARES       VALUE
-------------------------------------------------------------
[ICON OMITTED] GERMANY -- 12.3%
Bayerische Vereinsbank AG.........    17,873  $   1,042,173
DaimlerChrysler AG................    22,390      1,541,417
Deutsche Bank AG .................    35,522      2,375,552
Fresenius Medical Care AG ........    39,810      2,634,780
Mannesmann AG ....................    38,322      6,116,475
Metallgesellschaft AG ............    87,458      1,768,133
Muenchener Rueckversicherungs-
   Gesellschaft AG (Regd.) .......    11,223      2,265,364(a)
Preussag AG ......................    78,904      3,971,202
Veba AG ..........................    46,402      2,540,293
                                                 24,255,389

GREECE -- 1.0%
Alpha Credit Bank (Regd.) ........     2,773        222,224
Hellenic Telecommunication
   Organization S.A. ADR .........    54,500        609,719
Hellenic Telecommunication
   Organization S.A. GDR .........    45,510      1,060,977
                                                  1,892,920

HONG KONG -- 1.3%
Giordano International Ltd. ......   896,000        709,381
Johnson Electric Holdings Ltd. ...   394,400      1,903,989
                                                  2,613,370

IRELAND -- 1.5%
Bank of Ireland ..................   182,550      1,485,953
CRH PLC                               82,461      1,568,837
                                                  3,054,790

ISRAEL -- 3.4%
Comverse Technology Inc. .........    32,195      3,036,391(a)
ECI Telecommunications Ltd. ......    79,629      1,965,841
Teva Pharmaceutical Industries
   Ltd. ADR ......................    33,900      1,705,594
                                                  6,707,826

ITALY -- 2.4%
Banca Intesa S.p.A. ................ 351,748      1,470,910
Montedison S.p.A. .................. 112,311        219,888
Saipem ............................. 372,433      1,604,963
Telecom Italia Mobile S.p.A. .......  63,324        393,498
Telecom Italia S.p.A ............... 128,381      1,114,686
Unicredito Italiano S.p.A. .........   3,224         15,746
                                                  4,819,691

[ICON OMITTED] JAPAN -- 12.1%
Asahi Bank Ltd.                       58,000        415,527
Asahi Chemical Industry Co. Ltd...   241,000      1,338,388
Canon Inc.........................    86,000      2,496,722
Fujitsu Ltd.......................    78,000      2,425,173
Mazda Motor Corp..................   362,000      1,810,339
Minebea Co. Ltd...................   206,000      2,614,066
Mitsukoshi Ltd....................   138,000        825,829(a)
NAMCO Ltd.........................     5,900        232,066
Promise Co. Ltd...................     9,000        722,326

- ------
See Notes to Schedule of Investments and Notes to Financial Statements.
                                        3

                                                       INTERNATIONAL EQUITY FUND
--------------------------------------------------------------------------------
                                     NUMBER
                                    OF SHARES       VALUE
-------------------------------------------------------------
Shin-Etsu Chemical Co.............    52,000  $   2,162,203
Sony Corp.........................    20,100      2,994,859
Sumitomo Electric Industries......   175,000      2,392,770
The Fuji Bank Ltd.................    57,000        690,747
Toshiba Corp......................   395,000      2,933,462
                                                 24,054,477

MEXICO -- 2.0%
Desc S.A. de C.V. (Series B)......   216,200        184,984
Desc S.A. de C.V. ADR (Class C)...    32,634        546,620
Grupo Carso S.A. de C.V. ADR......   131,709      1,078,367
Grupo Financiero Banamex
   Accival S.A. de C.V. (Class B)    567,912      1,021,634(a)
Grupo Televisa S.A. GDR...........    30,264      1,208,669(a)
                                                  4,040,274

[ICON OMITTED] NETHERLANDS -- 6.8%
CSM N.V...........................     2,218        106,557
IHC Caland N.V....................    40,566      2,011,453
ING Groep N.V.....................    84,517      4,586,443
Ispat International N.V.
   (Regd.) (Class A) .............    40,986        427,791
Koninklijke Ahold N.V.............    67,017      2,203,460
Philips Electronics N.V...........    31,099      3,127,088
Vendex KBB N.V....................    37,009      1,063,244
                                                 13,526,036

PANAMA -- 0.1%
Panamerican Beverages
  Inc. (Class A) .................     6,475        107,242

PHILIPPINES -- 0.2%
San Miguel Corp. S.A..............   244,790        371,075

POLAND -- 0.4%
Telekomunikacja Polska S.A.
   GDR (Series A) ................   184,784        886,963(b)

PORTUGAL -- 0.7%
Banco Comercial Portugues (Regd.)     33,120        891,605
Jeronimo Martins, SGPS, S.A.......    15,539        439,812
Portugal Telecom S.A..............     1,103         45,866
                                                  1,377,283

SOUTH KOREA -- 1.7%
Kookmin Bank GDR..................    42,900        537,793
Korea Telecom Corp. ADR...........    16,281        602,397(a)
Korea Telecom Corp................     7,640        471,652
Pohang Iron & Steel Co. Ltd.......    10,916      1,224,853
Pohang Iron & Steel Co. Ltd. ADR..    14,947        468,028
                                                  3,304,723

                                     NUMBER
                                    OF SHARES       VALUE
-------------------------------------------------------------
SPAIN -- 2.5%
Argentaria, Caja Postal y Banco
   Hipotecario de Espana, S.A. ...    51,231   $  1,126,224
Repsol S.A........................    28,580        559,250
Telefonica S.A....................   200,883      3,212,654(a)
                                                  4,898,128

SWEDEN -- 4.3%
Autoliv Inc. SDR..................    96,036      3,622,009
Ericsson LM Telephone (Series B)..    75,658      2,345,555
Investor AB (Series B)............    23,756        281,256
Invik & Co. AB....................     5,122        328,213
Kinnevik AB (Series B)............     9,950        176,703
NetCom Systems AB (Series B)......    21,542        799,313(a)
Pharmacia & Upjohn Inc............    18,002        893,349
                                                  8,446,398

SWITZERLAND -- 2.7%
ABB AG ...........................       760      1,249,384
ABB Ltd ..........................     1,738        179,295(a)
Credit Suisse AG .................     8,401      1,537,621
Novartis AG (Regd.) ..............     1,122      1,662,277
Zurich Allied AG .................     1,421        791,599
                                                  5,420,176

TAIWAN -- 2.6%
Synnex Technology International
   Corp. GDR.. ...................    22,841        419,703(b)
Taiwan Semiconductor
   Manufacturing Co............... 1,110,413       4,668,98(a)
                                                  5,088,684
[ICON OMITTED] UNITED KINGDOM -- 11.3%
Airtours PLC ........................475,582      3,031,975
British Energy PLC ...................25,358        172,206
British Steel PLC ...................474,999      1,204,265
Cable & Wireless Communication PLC...215,034      2,198,404(a)
Cable & Wireless PLC .................10,715        116,513
Commercial Union PLC .................53,930        829,251
FKI PLC .............................434,416      1,365,991
Granada Group PLC ...................332,170      2,860,032
Invensys PLC ........................691,121      3,356,486
Nycomed Amersham PLC ................230,032      1,427,705
Railtrack Group PLC ..................38,633        815,371
Reed International PLC ..............154,459        928,143
Royal & Sun Alliance
   Insurance Group PLC... ...........253,347      2,014,521
Saatchi & Saatchi PLC ................70,630        243,486
SEMA Group PLC .......................34,160        417,283
Somerfield PLC ......................497,180      1,072,244
Williams PLC .........................59,509        317,422
                                                 22,371,298

TOTAL COMMON STOCK
   (COST $183,334,426) ..............           194,945,053

- -------
See Notes to Schedule of Investments and Notes to Financial Statements.
                                        4

                                      SCHEDULE OF INVESTMENTS SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

                                     NUMBER
                                    OF SHARES       VALUE
-------------------------------------------------------------
PREFERRED STOCK -- 0.3%
Henkel KGaA
    (COST $ 730,606)...........        9,663   $    606,632

-------------------------------------------------------------
WARRANTS -- 0.0%
-------------------------------------------------------------
GERMANY -- 0.0%
Muenchener Rueckversicherungs-
   Gesellschaft AG (Regd.), 06/03/02
   (Cost $ 0) .................          181          6,202(a)

TOTAL INVESTMENTS IN SECURITIES
   (COST $184,065,032) ........                 195,557,887

-------------------------------------------------------------
SHORT-TERM INVESTMENT -- 0.0%
-------------------------------------------------------------
GEI Short Term Investment Fund
   (Cost $1,000)..............         1,000          1,000

OTHER ASSETS AND LIABILITIES,
   NET 1.2% ..................                    2,415,292


NET ASSETS-- 100% ................             $197,974,179
                                               ============

-----------------------------------------------------------
OTHER INFORMATION (UNAUDITED)
-----------------------------------------------------------
The International Equity Fund invested in the following
sectors at September 30, 1999:
                                    PERCENTAGE (BASED ON
SECTOR                                 TOTAL NET ASSETS)
-----------------------------------------------------------
Capital Equipment                               28.59%
Services                                        23.67%
Finance                                         18.31%
Consumer Goods                                  13.73%
Multi Industry                                   5.50%
Materials                                        4.55%
Energy                                           4.43%
Cash and Other                                   1.22%
                                             ---------
                                               100.00%
                                             =========

[ICON OMITTED] ICONS REPRESENT THE TOP FIVE COUNTRY WEIGHTINGS IN THE
               INTERNATIONAL EQUITY FUND AT SEPTEMBER 30, 1999.

- ------------------
See Notes to Schedule of Investments and Notes to Financial Statements.
                                        5

                             NOTES TO PERFORMANCE SEPTEMBER 30, 1999 (UNAUDITED)
--------------------------------------------------------------------------------

Information on the preceding performance page related to the Fund's one-year total return and top ten largest holdings is audited, all other information on the performance page is unaudited.

Total returns take into account changes in share price and assume reinvestment of dividends and capital gains, if any. Investment returns and net asset value on an investment will fluctuate and you may have a gain or loss when you sell your shares.

The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index and does not reflect the actual cost of investing in the instruments that comprise such index.

MSCI EAFE is a composite of foreign securities traded in 20 developed markets representing Europe, Australasia and Far East.

The results shown for the foregoing index assume the reinvestment of net dividends or interest.

The views expressed in this document reflect our judgment as of the publication date and are subject to change at any time without notice. The securities cited may not represent current or future holdings and should not be considered as a recommendation to purchase or sell a particular security. They were cited solely for illustrative purposes. See the prospectus for complete descriptions of investment objectives, policies, risks and permissible investments.

                                                NOTES TO SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
(a) Non-income producing security.
(b) Pursuant to Rule 144A of the Securities Act of 1933, these securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At September 30, 1999, these securities amounted to $1,306,666 or 0.7% of net assets of the Fund. These securities have been determined to be liquid using guidelines established by the Board of Trustees.

ABBREVIATIONS:
ADR      --    American Depositary Receipt
GDR      --    Global Depositary Receipt
Regd.    --    Registered
                                        6

FINANCIAL HIGHLIGHTS
SELECTED DATA BASED ON A SHARE OUTSTANDING THROUGHOUT THE PERIODS INDICATED

---------------------------------------------------------------------------------------------
                                                                          INTERNATIONAL
                                                                             EQUITY
                                                                               FUND
                                                                         9/30/99     9/30/98
---------------------------------------------------------------------------------------------
INCEPTION DATE                                                             --       11/25/97
Net asset value, beginning of period................................     $10.06    $   10.00
INCOME (LOSS) FROM INVESTMENT OPERATIONS:
   Net investment income ...........................................       0.09         0.14 (b)
   Net realized and unrealized gains (losses) on investments........       2.81        (0.07)(b)
---------------------------------------------------------------------------------------------
TOTAL INCOME (LOSS) FROM INVESTMENT OPERATIONS .....................       2.90         0.07
---------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS FROM:
   Net investment income ...........................................       0.12         0.01
   Net realized gains ..............................................       0.35           --
---------------------------------------------------------------------------------------------
TOTAL DISTRIBUTIONS........ ........................................       0.47         0.01
---------------------------------------------------------------------------------------------
Net asset value, end of period......................................     $12.49    $   10.06
---------------------------------------------------------------------------------------------

TOTAL RETURN (A)....................................................      29.50%       0.66%

RATIOS/SUPPLEMENTAL DATA:
   Net assets, end of period (in thousands) ........................   $197,974    $114,414
   Ratios to average net assets:
      Net investment income*........................................       0.99%       1.72%
      Net Expenses* ................................................       0.62%       0.64%
   Portfolio turnover rate..........................................         50%         53%



- --------------
NOTES TO FINANCIAL HIGHLIGHTS

(a) Total returns are historical and assume changes in share price and reinvestment of dividends and capital gains. Periods less than one year are not annualized.

(b) As a result of the timing of purchases and sales of fund shares, per share amounts do not accord with aggregate amounts appearing in Statement of Changes.

*    Annualized for periods less than one year.

- --------
See Notes to Financial Statements and Notes to Financial Statements.
                                       7

STATEMENT OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1999
--------------------------------------------------------------------------------
                                                                 INTERNATIONAL
                                                                     EQUITY
                                                                      FUND
--------------------------------------------------------------------------------
ASSETS
   Investments in securities, at market (cost $184,065,032).....  $195,557,887
   Short-term investments (at amortized cost)...................         1,000
   Cash.........................................................            --
   Foreign currency (cost $639,311).............................       638,975
   Receivable for investments sold..............................       705,350
   Income receivables...........................................       458,949
   Receivable for fund shares sold..............................       795,576
   Variation margin receivable..................................            --
--------------------------------------------------------------------------------
      TOTAL ASSETS..............................................   198,157,737
--------------------------------------------------------------------------------
LIABILITIES
   Distributions payable to shareholders........................            --
   Payable for investments purchased............................            --
   Payable for fund shares redeemed.............................            --
   Payable to GEIM..............................................        99,210
   Payable to Custodian.........................................        84,348
--------------------------------------------------------------------------------
      TOTAL LIABILITIES.........................................       183,558
--------------------------------------------------------------------------------
NET ASSETS......................................................  $197,974,179
--------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
   Capital paid in..............................................  $179,506,961
   Undistributed net investment income..........................     1,094,353
   Accumulated net realized gain................................     5,873,769
   Net unrealized appreciation on:
      Investments ..............................................    11,492,855
      Futures ..................................................            --
      Foreign currency related transactions.....................         6,241
--------------------------------------------------------------------------------
NET ASSETS......................................................  $197,974,179
--------------------------------------------------------------------------------
Shares outstanding ($.001 par value)............................    15,854,773
Net asset value, offering and redemption price per share........        $12.49

- -------
See Notes to Financial Statements.
                                        8

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

                                                                  INTERNATIONAL
                                                                     EQUITY
                                                                       FUND
--------------------------------------------------------------------------------
INVESTMENT INCOME
INCOME:
      Dividends.....................................................$ 2,481,577
      Interest......................................................    207,827
      Less: Foreign taxes withheld..................................   (298,957)
--------------------------------------------------------------------------------
   TOTAL INCOME.....................................................  2,390,447
--------------------------------------------------------------------------------
   EXPENSES:
      Advisory and administration fees                                  915,623
      Trustees' fees................................................      5,825
--------------------------------------------------------------------------------
   TOTAL EXPENSES...................................................    921,448
--------------------------------------------------------------------------------
   NET INVESTMENT INCOME............................................  1,468,999
--------------------------------------------------------------------------------
NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENTS
         REALIZED GAIN (LOSS) ON:
            Investments ............................................  6,017,035
            Futures ................................................         --
            Written options ........................................         --
            Foreign currency related transactions ..................   (435,254)
         INCREASE (DECREASE) IN UNREALIZED APPRECIATION/DEPRECIATION ON:
            Investments ............................................ 26,402,576
            Futures ................................................         --
            Written options ........................................         --
            Foreign currency related transactions...................     (2,626)
--------------------------------------------------------------------------------
   Net realized and unrealized gain on investments.................. 31,981,731
--------------------------------------------------------------------------------
   NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS ............$33,450,730
--------------------------------------------------------------------------------


- --------
See Notes to Financial Statements.
                                       9

STATEMENT OF CHANGES IN NET ASSETS

                                                                       INTERNATIONAL
                                                                          EQUITY
                                                                            FUND
-------------------------------------------------------------------------------------------
                                                                    YEAR          PERIOD
                                                                    ENDED          ENDED
                                                                   9/30/99       9/30/98(a)
-------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSET
   OPERATIONS:
       Net investment income  ..................................$  1,468,999    $ 1,503,970
       Net realized gain (loss) on investments, futures,
          written options, and foreign currency
          related transactions .................................   5,581,781      3,833,256
       Net increase (decrease) in unrealized appreciation/
          depreciation .........................................  26,399,950    (14,900,854)
-------------------------------------------------------------------------------------------
       Net increase (decrease) from operations .................  33,450,730     (9,563,628)
-------------------------------------------------------------------------------------------
   DISTRIBUTIONS TO SHAREHOLDERS FROM:
       Net investment income  ..................................  (1,386,768)       (21,580)
       Net realized gains......... .............................  (4,011,536)          --
-------------------------------------------------------------------------------------------
   TOTAL DISTRIBUTIONS .........................................  (5,398,304)       (21,580)
-------------------------------------------------------------------------------------------
   Increase (decrease) in net assets from operations
     and distributions .........................................  28,052,426     (9,585,208)
-------------------------------------------------------------------------------------------
SHARE TRANSACTIONS:
     Proceeds from sale of shares...............................  63,250,137    126,319,228
     Value of distributions reinvested..........................   5,398,304         21,580
     Cost of shares redeemed.................................... (13,140,485)    (2,341,803)
-------------------------------------------------------------------------------------------
     Net increase(decrease)from share transactions..............  55,507,956    123,999,005
-------------------------------------------------------------------------------------------
TOTAL INCREASE (DECREASE) IN NET ASSETS ........................  83,560,382    114,413,797

NET ASSETS
   Beginning of period ......................................... 114,413,797            --
-------------------------------------------------------------------------------------------
   End of period ...............................................$197,974,179   $114,413,797
-------------------------------------------------------------------------------------------

UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME,
   END OF PERIOD.. .............................................$  1,094,353   $  1,447,353
-------------------------------------------------------------------------------------------

CHANGES IN FUND SHARES:
     Shares sold by subscription................................   5,068,474     11,565,378
     Issued for distributions reinvested........................     489,869          2,109
     Shares redeemed          ..................................  (1,081,713)      (189,344)
-------------------------------------------------------------------------------------------
Net increase (decrease) in fund shares .........................   4,476,630     11,378,143
-------------------------------------------------------------------------------------------

(a) For the period November 25, 1997 (inception) through September 30, 1998.

- -------
See Notes to Financial Statements.
                                       10

                                NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 1999
--------------------------------------------------------------------------------


1.   ORGANIZATION OF THE FUNDS
GE Institutional Funds (the "Trust") is registered under the Investment Company Act of 1940 as amended (the "1940 Act") as an open-end management investment company. The Trust was organized as a Delaware business trust on May 23, 1997, and is authorized to issue an unlimited number of shares. It is currently comprised of fifteen investment funds (collectively the "Funds") only ten of which have commenced operations. The ten active funds are, as follows: U.S. Equity Fund, S&P 500 Index Fund, Mid-Cap Growth Fund, Mid-Cap Value Equity Fund, Small-Cap Value Equity Fund, International Equity Fund, Europe Equity Fund, Emerging Markets Fund, Income Fund and Money Market Fund. The Funds are presently authorized to issue two classes of shares --- the Investment Class and the Service Class. However, as of September 30, 1999, only the Investment Class has investors. The Trust expects that most of the time each fund will have relatively few shareholders, (as compared with most mutual funds) but that these shareholders will invest substantial amounts in a fund (minimum initial investment requirements are described in the current prospectus of the Funds).

These financial statements only represent the activities of the Investment Class of the International Equity Fund (the "Fund").


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions at the date of the financial statements. Actual results may differ from those estimates.

The following summarizes the significant accounting policies of the Fund:


SECURITY VALUATION AND TRANSACTIONS

Securities for which exchange (or NASDAQ) quotations are readily available are valued at the last sale price, or if no sales occurred on that day, at the last quoted bid price. Short-term investments maturing within 60 days are valued at amortized cost or original cost plus accrued interest, both of which approximate current value. Fund positions that cannot be valued as set forth above are valued at fair value determined in good faith under procedures approved by the Board of Trustees of the Funds.

Security transactions are accounted for as of the trade date. Realized gains and losses on investments sold are recorded on the basis of identified cost for both financial statement and federal tax purposes.


REPURCHASE AGREEMENTS

The Fund may enter into repurchase agreements. The Fund's custodian takes possession of the collateral pledged for investments in repurchase agreements on behalf of the Fund. The Fund values the underlying collateral daily on a mark-to-market basis to determine that the value, including accrued interest, is at least equal to 102% of the repurchase price. In the event the seller defaults and the value of the security declines, or if the seller enters an insolvency proceeding, realization of the collateral by the Funds may be delayed or limited.


SECURITY LENDING

The Fund may loan securities to brokers, dealers, and financial institutions determined by GE Investment Management Incorporated ("GEIM") to be creditworthy, subject to certain limitations. The Fund receives compensation in the form of fees in addition to the interest and dividends on the loaned securities during the term of the loan. The loans of securities are secured by collateral in the form of cash or other liquid assets, which are segregated and maintained with the custodian in an amount at least equal to 102% of the current market value of the loaned securities. During the term of the loan, the Fund will receive any gain or loss in the market value of its loaned securities and of securities in which cash collateral is invested net of any rebate. In the event the counterparty (borrower) does not meet its contracted obligation to return the securities, the Fund may be exposed to the risk of loss of reacquiring the loaned securities at prevailing market prices using the proceeds of the sale of the collateral.

                                NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

FOREIGN CURRENCY

Accounting records of the Fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in foreign currency are translated to U.S. dollars at the prevailing rates of exchange at period end. Purchases and sales of securities, income receipts and expense payments denominated in foreign currencies are translated into U.S. dollars at the prevailing exchange rate on the respective dates of the transactions.

The Fund does not isolate the portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in their market prices. Such fluctuations are included in net realized or unrealized gain or loss from investments.

Net realized gains or losses on foreign currency transactions represent net gains or losses on sales and maturities of foreign currency contracts, disposition of foreign currencies, the difference between the amount of net investment income and withholding taxes accrued and the U.S. dollar amount actually received and paid, and gains or losses between the trade and settlement date on purchases and sales of securities. Net unrealized foreign exchange gains and losses arising from changes in the value of other assets and liabilities as a result of changes in foreign exchange rates are included as increases or decreases in unrealized appreciation/depreciation on foreign currency related transactions.


FINANCIAL FUTURES CONTRACTS AND OPTIONS

The Fund, may invest in financial futures contracts and, may purchase and write options, subject to certain limitations. The Fund may invest in futures and options contracts to manage their exposure to the stock and bond markets and fluctuations in currency values. Buying futures, writing puts and buying calls tend to increase the Fund's exposure to the underlying instrument. Selling futures, buying puts and writing calls tend to decrease the Fund's exposure to the underlying instrument, or hedge other Fund investments. The Fund will not enter into a transaction involving futures and options on futures for speculative purposes. The Fund's risks in using these contracts include changes in the value of the underlying instruments, non-performance of the counterparties under the contracts' terms and changes in the liquidity of secondary market for the contracts. Futures contracts are valued at the settlement price established each day by the board of trade or exchange on which they principally trade. Options are valued at the last sale price, or if no sales occurred on that day, at the last quoted bid price.

Upon entering into a financial futures contract, the Fund is required to pledge to the broker an amount of cash and/or other assets equal to a certain percentage of the contract amount, know as initial margin deposit. Subsequent payments, known as variation margins, are made or received by the Fund each day, depending on the daily fluctuation in the fair value of the underlying security. The Fund records an unrealized gain or loss equal to the daily variation margin. Should market conditions move unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may incur a loss. The Fund recognizes a realized gain or loss on the expiration or closing of a futures contract.

When the Fund writes an option, the amount of the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Fund on the expiration date as realized gains from investments. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain, or if the premium is less than the amount paid for the closing purchase, as a realized loss. When an option is exercised, the proceeds from the sale of the underlying security or the cost basis of the securities purchased is adjusted by the original premium received or paid.


WHEN-ISSUED SECURITIES AND FORWARD COMMITMENTS

The Fund may purchase or sell securities on a when-issued or forward commitment basis. These transactions are arrangements in which the Fund purchases and sells securities with payment and delivery scheduled a month or more after entering into the transaction. The price of the underlying securities and the date when these securities will be delivered and paid for are fixed at the time the transaction is negotiated. Losses may arise due to changes in the market value of the underlying securities or if the

                                NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

counterparty does not perform under the contract. In connection with such purchases, the Fund maintains cash or liquid assets in an amount equal to purchase commitments for such underlying securities until settlement date and for sales commitments the Fund maintains equivalent deliverable securities as "cover" for the transaction. Unsettled commitments are valued at current market value of the underlying security. Daily fluctuations in the value of such contracts are recorded as unrealized gains or losses. The Fund will not enter into such agreements for the purpose of investment leverage.


FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

The Fund may enter into forward foreign currency exchange contracts to facilitate transactions in foreign denominated securities and to manage the Fund's currency exposure. Forward foreign currency exchange contracts are valued at the mean between the bid and the offered forward rates as last quoted by a recognized dealer. The aggregate principal amounts of the contracts are not recorded in the Fund's financial statements. Fluctuations in the value of the c-oe++(degree)+/-o >&(%a forward foreign currency exchange contract, it is required to segregate cash or liquid securities with its custodian in an amount equal to the value of the Fund's total assets committed to the consummation of the forward contract. If the value of the segregated securities declines, additional cash or securities is segregated so that the value of the account will equal the amount of the Fund's commitment with respect to the contract.

INVESTMENT IN FOREIGN MARKETS

Investing in foreign markets may involve special risks and considerations not typically associated with investing in the United States. These risks include revaluation of currencies, high rates of inflation, repatriation on income and capital, and adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, subject to government ownership controls, tariffs and taxes, subject to delays in settlements, and their prices may be more volatile.

INCOME TAXES

The Fund intends to comply with all sections of the Internal Revenue Code applicable to regulated investment companies including the distribution of substantially all of their taxable net investment income, and net realized capital gains to their shareholders. Therefore, no provision for federal income tax has been made. The Fund is treated as a separate taxpayer for federal income tax purposes.

As of September 30, 1999, the Fund had no capital loss carryovers.

Any net capital and currency losses incurred after October 31, within the Fund's tax year, are deemed to arise on the first day of the Fund's next tax year if the Fund so elects to defer such losses.

The International Equity Fund incurred and elected to defer losses after October 31, 1998 as follows:

             FUND                    CURRENCY        CAPITAL
-------------------------------------------------------------
International Equity Fund            $423,145           --

DISTRIBUTIONS TO SHAREHOLDERS

The Fund declares and pays dividends from net investment income annually. The Fund declares and pays net realized capital gains in excess of capital loss carryforwards distributions annually. The character of income and gains to be distributed is determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These differences include treatment of realized and unrealized gains and losses on forward foreign currency contracts, paydown gains and losses on mortgage-backed securities, and losses deferred due to wash sale transactions. Reclassifications are made to the Fund's capital accounts to reflect income and gains available for distribution (or available capital loss carryovers) under income tax regulations. These reclassifications have no impact on net investment income, realized gains or losses, or net asset value of the Fund. The calculation of net investment income per share in the Financial Highlights table excludes these adjustments.

                                NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

INVESTMENT INCOME

Corporate actions (including cash dividends) are recorded, net of non-reclaimable tax withholdings, on the ex-dividend date, except for certain foreign corporate actions which are recorded as soon after ex-dividend date as such information becomes available. Interest income is recorded on the accrual basis.

EXPENSES

The Fund pays a "unitary fee" equivalent to the Fund's advisory and administration fee. This fee includes any normal operating expenses payable by the Fund, except for fees paid to the Trust's independent Trustees.

3.   FEES AND COMPENSATION PAID TO AFFILIATES

ADVISORY AND ADMINISTRATION FEES

Compensation of GEIM for investment advisory and administrative services, is paid monthly based on the average daily net assets of each Fund. The advisory and administrative fee is stated in the following schedule:

                                   BASED ON AVERAGE DAILY NET ASSETS

                            AVERAGE DAILY           ADVISORY AND
                         NET ASSETS OF FUND     ADMINISTRATION FEES*
---------------------------------------------------------------------
International Equity     First $25 million              .75%
  Fund                   Next $50 million               .65%
                         Over $75 million               .55%

* FROM TIME TO TIME, GEIM MAY WAIVE OR REIMBURSE ADVISORY OR
  ADMINISTRATIVE FEES PAID BY A FUND.


TRUSTEE COMPENSATION

The Fund pays no compensation to their Trustees who are officers or employees of GEIM or its affiliates. Trustees who are not such officers or employees receive an annual fee of $5,000 and an additional fee of $500 per Trustees' meeting attended in person.


4.   AGGREGATE UNREALIZED APPRECIATION AND DEPRECIATION

Aggregate gross unrealized appreciation/(depreciation) of investments for the International Equity Fund at September 30, 1999, were as follows:

                                                     NET
                       GROSS         GROSS        UNREALIZED
                     UNREALIZED    UNREALIZED    APPRECIATION/
                    APPRECIATION  DEPRECIATION  (DEPRECIATION)
-----------------------------------------------------------------
International
   Equity Fund      $21,638,720    $10,145,865    $11,492,855

The aggregate cost of the Fund's investments was substantially the same for book and federal income tax purposes at September 30, 1999.

5.   INVESTMENT TRANSACTIONS

The cost of purchases and the proceeds from sales of investments, other than short-term securities and options, for the period ended September 30, 1999, were as follows:

                               PURCHASES           SALES
---------------------------------------------------------------
International
  Equity Fund                 $126,052,285       $73,266,898

6.   BENEFICIAL INTEREST

The number of shareholders each owning 5% or more of the Fund and the total percentage of the Fund held by such shareholders at September 30, 1999 are:

                             5% OR GREATER
                             SHAREHOLDERS
                            ------------------
                                        % OF           % OF FUND HELD
                            NUMBER   FUND HELD        BY GE AFFILIATES*
-----------------------------------------------------------------------
International Equity Fund      5         96%                    48%

Investment activities of these shareholders could have a material impact on the Funds.

* INCLUDED IN THE 5% OR GREATER SHAREHOLDERS PERCENTAGE.

                                               REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Trustees of GE Institutional International Equity Fund

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the GE~Institutional International Equity Fund at September 30, 1999, and the results of its operations, the changes in its net assets and the financial highlights for the periods indicated, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments owned at September 30, 1999 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts
November 12, 1999

                                                                           NOTES
--------------------------------------------------------------------------------

                                         GE INSTITUTIONAL FUNDS' INVESTMENT TEAM
--------------------------------------------------------------------------------

PORTFOLIO MANAGER

INTERNATIONAL EQUITY FUND
Team led by Ralph R. Layman

INVESTMENT ADVISER
AND ADMINISTRATOR
GE Investment Management Incorporated

TRUSTEES
Michael J. Cosgrove
John R. Costantino
Alan M. Lewis
William J. Lucas
Robert P. Quinn

SECRETARY
Matthew J. Simpson

TREASURER
Michael J. Tansley

ASSISTANT TREASURER
Michael M. D'Ambrosio

DISTRIBUTOR
GE Investment Distributors, Inc.
Member NASD and SIPC

COUNSEL
Sutherland, Asbill & Brennan, L.L.P

CUSTODIAN
State Street Bank & Trust Company

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP

OFFICERS OF THE INVESTMENT ADVISER
John H. Myers, CHAIRMAN OF THE BOARD AND PRESIDENT
Eugene K. Bolton, EVP, DOMESTIC EQUITIES
Michael J. Cosgrove, EVP, MUTUAL FUNDS
John J. Walker, EVP, CHIEF FINANCIAL OFFICER
Ralph R. Layman, EVP, INTERNATIONAL EQUITIES
Alan M. Lewis, EVP, GENERAL COUNSEL AND SECRETARY
Robert A. MacDougall, EVP, FIXED INCOME
Geoffrey R. Norman, EVP, MARKETING
Don W. Torey, EVP, ALTERNATIVE INVESTMENTS AND REAL ESTATE

--------------------------------------------------------------------------------
  INVESTMENT ADVISER                GE Investment Management Incorporated
                                    3003 Summer Street
                                    P.O. Box 7900
                                    Stamford, CT 06904

  DISTRIBUTOR                       GE Investment Distributors, Inc.
                                    777 Long Ridge Road, Building B
                                    Stamford, CT 06927


GE INT-PRO-1